Exhibit 99.1

For Information Contact:

Brett Maas

Hayden IR (646) 536-7331

brett@haydenir.com

 Iteris Home Page: http://www.iteris.com

For Release at 1:05 p.m., PDT 07/22/10

Iteris, Inc. Reports First Quarter Revenue of $15.7 Million

— Net Sales of Sensors Products Report Significant Year-Over-Year Growth —

SANTA ANA, Calif. — July 22, 2010 — Iteris, Inc. (NYSE Amex: ITI), a leader in the traffic management market that focuses on the application and development of advanced technologies, today reported financial results for its first fiscal quarter ended June 30, 2010.

For the quarter ended June 30, 2010, Iteris, Inc. (the “Company”) reported net sales and contract revenues of $15.7 million, representing a 7.1 percent increase compared to net sales and contract revenues of $14.6 million reported in the same quarter of the prior fiscal year. The increase was primarily as a result of a 30.9 percent increase in Roadway Sensors net sales and a 67.2 percent increase in net sales of Vehicle Sensors products and services. This increase was partially offset by a 19.3 percent decline in Transportation System consulting revenues, which was primarily due to unusually high sub-consultant content in the quarter ended June 30, 2009, resulting from the acceleration and timing of certain contracts in that period.

Gross margins increased to 44.8 percent in the current fiscal quarter compared to 38.1 percent reported in the same quarter of the prior fiscal year. The increase in gross margins was primarily a result of a higher mix of product net sales, customer mix, and lower manufacturing and material costs.

Operating expenses were $5.6 million for the quarter, or 35.8 percent of net sales and contract revenues, representing a 6.8 percent increase from $5.3 million, or 36.0 percent of net sales and contract revenues, reported in the same quarter of the prior fiscal year. The year-over-year increase in operating expenses was primarily a result of higher sales and marketing expenses as a result of the increase in net sales of Roadway Sensors products.

The Company reported operating income of $1.4 million and net income of $797,000, or $0.02 per fully diluted share, for the quarter ended June 30, 2010, compared to operating income of $321,000 and net income of $144,000, or $0.00 per fully diluted share, in the same quarter of the prior fiscal year.

Abbas Mohaddes, the Company’s president and chief executive officer, commented, “I am encouraged with our financial performance for the quarter, and believe we are beginning to see the positive impact of the initiatives we put in place during the last year, such as expansion of our R&D efforts and an increase in sales and marketing activities.  For the second straight quarter, we achieved double-digit, year-over-year sales growth for both Roadway and Vehicle Sensors, and grew our overall top-line revenues. Additionally, we significantly increased operating income compared to the prior year quarter. I believe the products we developed and introduced to target domestic and the international markets, including Pico, VersiCam Wireless, EdgeConnect, Abacus, Forward Collision Warning, and SafetyDirect software are being well-received and will contribute to our accelerated growth strategy. We plan to continue positioning Transportation Systems for growth through expanded sales and marketing as well as execution of key strategic initiatives. This quarter reinforces my confidence that we are on the right path.”

The Company ended the current quarter with approximately $11.7 million in cash and no borrowings on its $12.0 million working capital line of credit. On June 30, 2010, there were 34.3 million shares of common stock outstanding.

Operational Highlights

•                  On April 13, 2010, the Company announced a strategic marketing agreement with Meritor WABCO Vehicle Control Systems to allow information captured by Meritor WABCO’s SmartTrac and OnGuard active safety systems to be available through Iteris’ SafetyDirect driver performance reporting software. Meritor WABCO fleet customers can now use SafetyDirect as a single point of access to monitor and synchronize driver performance data on braking, stability control, following distances, and lane-departure warnings for individual drivers as well as the entire fleet. With SafetyDirect, fleet managers can identify risky driver behavior and provide drivers with the training that the fleet managers deem appropriate to reinforce safe driving practices.

•                  On May 3, 2010, the Company announced the integration of Siemens Traffic Solutions SITRAFFIC® Sphere, a new advanced transportation controller, and Iteris’ Vantage video detection system. The direct interface between the Sphere controller and Vantage video detection system, through a high-speed Ethernet interface, was designed to simplify the hardware and installation requirements of detection and controller systems in the roadside cabinets that house the traffic control equipment.

•                  On June 23, 2010, the Company announced it has been engaged by the Georgia Department of Transportation, as part of a team, to privatize the State’s 511 traveler information system by implementing a business-plan whereby the costs of maintaining and enhancing the 511 system are expected to be off-set through revenue generated by system use and advertising.

•                  On June 30, 2010, Transportation Systems consulting backlog was $27.5 million. Approximately $4.8 million in new Transportation Systems consulting contracts were signed during the current quarter.

•                  On July 8, 2010, the Company announced it was awarded a contract to assist the South Bay Cities Council of Governments, located in Los Angeles County, to develop an Implementation Plan and provide Program/Project Management for the South Bay Measure R Highway Program. Building on previous transportation study recommendations and needed gap closures, this work should help move transportation projects forward rapidly in partnership with Caltrans. The three-year contract, with funding provided from South Bay Measure R Highway funds through the Los Angeles County Metropolitan Transportation Authority, has a total value of $2.0 million.

Conference Call

As previously announced, the Company will conduct a conference call with analysts and investors to discuss the financial results for the first quarter ended June 30, 2010 today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). The Company will broadcast the conference call over the Internet. To listen to the webcast please visit the Investor Relations page on Company’s website at www.iteris.com. The webcast will be recorded and available for replay until Thursday, August 5, 2010.

About Iteris, Inc.

Iteris, Inc. is a leader in the traffic management market focused on the development and application of advanced technologies that reduce traffic congestion, minimize the environmental impact of traffic congestion, and improve the safety of surface transportation systems infrastructure.  Combining outdoor image processing, traffic engineering, and information technology, Iteris offers a broad range of Intelligent Transportation Systems and driver safety solutions to customers worldwide. Iteris is headquartered in Santa Ana, California, with offices throughout North America and in Europe, and Asia. Investors are encouraged to contact us at 888-329-4483, or at www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements based on our current expectations, estimates, and projections about our business, our industry, the U.S. and global economies as well as management’s beliefs, and certain assumptions made by us. Words such as ‘‘anticipates,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘seeks,’’ ‘‘estimates,’’ ‘‘may,’’ ‘‘will,’’ and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to the Company’s expansion strategies and anticipated growth opportunities, and statements about our future performance, operating results, financial condition and prospects, and the market demand for and acceptance of our products, technologies and services. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state, and local budgetary issues, as well as constraints and funding delays; the potential unforeseen impact of product offerings from competitors, increased competition in certain market segments, and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; the timing and amount of stimulus or other funds allocated to overall infrastructure projects and the transportation industry; any continued delays in the adoption of the new federal highway bill and the content of such bill when and if adopted; our ability to further expand our revenues and introduce and gain broad acceptance for new technologies or products; our customer’s production schedules, agendas, and plans for the deployment of our Lane Departure Warning system (“LDW”) as a standard safety feature or as an option; our customer’s ability to meet their planned manufacturing and sales schedules; the success of our customer’s products that incorporate our active safety and other technologies; our ability to specify, develop, complete, introduce, market, and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the ability of our partner, Valeo, to expand sales of LDW systems into passenger car markets; the effectiveness of efficiency, cost, and expense reduction efforts; warranty and support issues; and the general economic and political conditions and specific conditions in the markets we address, including general economic slowdown and volatility in the technology sector, the housing and commercial development markets, the heavy truck and passenger car markets, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and other locations. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2010	March 31, 2010
	(unaudited)
ASSETS:
Cash	$11,676	$10,405
Trade accounts receivable, net	11,599	11,311
Costs and estimated earnings in excess of billings on uncompleted contracts	4,176	3,871
Inventories	3,043	2,727
Prepaid expenses	686	623
Deferred tax assets	14,265	14,732
Property and equipment, net	2,407	2,550
Goodwill	27,791	27,791
Intangible and other assets, net	631	652
Total assets	$76,274	$74,662

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other liabilities	$11,714	$10,552
Revolving line of credit	—	—
Unrecognized tax benefits	751	751
Term debt	4,836	5,293
Total liabilities	17,301	16,596
Total stockholders’ equity	58,973	58,066
Total liabilities and stockholders’ equity	$76,274	$74,662

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended June 30,
	2010	2009
Net sales and contract revenues:
Net sales	$9,462	$6,933
Contract revenues	6,212	7,701
Total net sales and contract revenues	15,674	14,634
Costs of net sales and contract revenues:
Cost of net sales	4,520	3,843
Cost of contract revenues	4,137	5,209
Gross profit	7,017	5,582
Operating expenses:
Selling, general, and administrative	4,641	4,253
Research and development	941	964
Amortization of intangible assets	36	44
Total operating expenses	5,618	5,261
Operating income	1,399	321
Non-operating income (expense):
Other income, net	1	19
Interest expense, net	(40)	(86)
Income before income taxes	1,360	254
Income tax provision	(563)	(110)
Net income	$797	$144

Earnings per share:
Basic	$0.02	$0.00
Diluted	$0.02	$0.00

Shares used in calculating earnings per share:
Basic	34,329	34,192
Diluted	34,692	34,386